Exhibit 99.2

LogicMark (LGMK)

(First Quarter 2026 Results)

May 13, 2026

Corporate Speakers:

●	Chia-Lin Simmons: President and Chief Executive Officer, LogicMark

●	Mark Archer: Chief Financial Officer, LogicMark

Participants:

●	Marla Marin: Zacks Small Cap Research Analyst

PRESENTATION

Operator Good afternoon. And welcome to LogicMark’s First Quarter 2026 Conference Call. The speakers today are Chia-Lin Simmons, Chief Executive Officer; and Mark Archer, Chief Financial Officer.

And during this call, management will make forward-looking statements, including statements regarding LogicMark’s future performance, operational results, and anticipated product launches.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

For more information about these risks, please refer to the risk factors described in LogicMark’s most recent filed annual report on Form 10-K, subsequent periodic reports filed with the SEC, including Form 10-Q, and the press release issued in connection with this call.

The information discussed on this call is accurate only as of today, May 13, 2026. Except as required by law, LogicMark undertakes no obligation to update or revise any forward-looking statements. It is now my pleasure to turn the call over to Chia-Lin Simmons. Please go ahead.

Chia-Lin Simmons: Good afternoon, everyone. And thank you for joining us today.

I’m pleased to report that our 2025 financial and strategic momentum continued into the first quarter with year-over-year revenue growth. Demand from our VA partners and our B2B distributor and resale channels remained healthy.

Compared with the first quarter of last year, gross margin expanded, operating expenses declined, and our operating loss narrowed. The first-quarter financials validate the business model we have been pursuing, delivering improvements in operational performance by offering solutions that meet the needs of families.

Page | 1

LogicMark has been steadily evolving from a personal safety hardware company into a connected care platform with newly introduced products and a pipeline designed to accelerate that transition. We continue to operate in a growing care and safety economy where the need is large, urgent, and increasing.

Falls remain one of the most serious safety risks facing older Americans. The CDC reports that falls are the leading cause of injuries for adults 65 and older, with more than 14 million, roughly one in four, reporting a fall each year, many requiring medical treatment or restricting activity. The CDC’s STEADI initiative, that’s Stopping Elderly Accidents Deaths and Injuries, put the urgency plainly. Every second, every day, an older adult falls and approximately 41,000 die from a fall each year.

The economic burden is equally significant. The National Council on Aging projects that the cost of treating nonfatal older adult fall injuries will exceed $101 billion by 2030. That reinforces why fall detection, personal emergency response, and connected caregiver notifications are not convenience features. They address a large, recurring, and costly safety challenge for older adults, families, caregivers, and the health care system.

The demographic background amplifies the opportunity. Approximately 4 million Americans were estimated to turn 65 each year from 2024 to 2027. In 2024, the U.S. population aged 65 and older reached 61 million. This was up 3.1% from 2023.

Surveys indicate that most adults aged 50 and older want to remain in their current homes, and one in four Americans aged 65 and older already live alone, underscoring the need for technologies that preserve independence while giving caregivers greater visibility and confidence.

I share these statistics because taken together, they capture the scale, urgency, and real-world importance of the need LogicMark is addressing. The trends indicate how older Americans want to live. The market is shifting from traditional emergency response devices to connected care solutions that combine fall detection, remote monitoring, instant caregiver alerts, and AI-enabled insights.

Our connected care platform is built for the transition, integrating IoT devices, AI-powered sensors, and services to enable safer and more connected care.

In addition to the industry backdrop, what gives us conviction in our strategy is our growing installed base, a track record of reliability, and a procurement relationship that very few companies in our space can match.

An indicator of the success of our strategy can be seen not just in our financials, but also in our first quarter Net Promoter NPS score which finished at 68. For health care specifically, benchmark reports show how many respected health care device-related companies land in the 40 to 60 range, with only standout performers consistently above 65.

Page | 2

We strive to remain one of the best performers in the industry and to continue our reputation for great service to our customers. Feedback such as “this larger device works perfectly and gives me peace of mind” or “the product exceeds all my expectations” or “I accidentally activated my alert and was responded to immediately and with professional help when I needed it.” And “I can’t say enough for the excellent attitude of their organization and completely satisfied with the design and quality. I actually enjoy using it.”

These are just a few of the comments from customers that not only demonstrate our support during the most critical moments, but also indicate we are heading in the right strategic direction.

We are continuing our focus on providing the best-in-class product and services. That focus includes layering a software-defined connected care platform onto the technology foundations we have built. Our development is grounded in proprietary AI-powered sensors and monitoring, token-based data privacy and an expanded connected IoT ecosystem with our patent portfolio providing a strategic advantage over competitors.

It is important to be clear about the role AI plays on our platform. We are not building a chatbot companion for older adults. The people we serve do not want artificial empathy. They want their families. What AI does well is process longitudinal patterns and minute changes in behavior that humans might not easily detect, changes in activity, sleep, steps per day, medication adherence, and surface those patterns to caregivers in time for human empathetic decisions. That is the role that we have designed AI to play in a LogicMark platform.

Here’s a simple example of how AI can work. Currently, our platform is designed to learn a user’s normal routines and activity patterns. A fall signal at 10:00 a.m. during a regular activity such as yoga class may mean something very different from a similar signal at 3:00 a.m. in a bathroom.

By interpreting context, the platform can help prioritize events that may require faster caregiver awareness and response. The personalized digital twin is a behavioral model that compares patterns over time and helps surface meaningful changes earlier. It also helps support our strategy to expand beyond onetime device sales into subscription tiers, connected care services and selective licensing opportunities.

We are building on a strong foundation across government, health care, dealer, reseller, and consumer channels and expanding engagement with senior living and independent living partners.

Our renewed 5-year GSA contract awarded in February extends the federal procurement relationship that originated in 2021 and remains a durable foundation for our government channel. These relationships matter because innovation only creates value when it reaches people, families, caregivers, and organizations that need it.

Page | 3

With that in mind, let me turn to the product pipeline and innovation work that supports the next phase of our strategy. We’re excited about the expansion of our product portfolio. And as previously mentioned, we have two near-term product catalysts.

First, we plan to launch a wearable watch this year. That watch will combine fall detection, geofencing, activity tracking, and medication reminders with new advanced biometric data capabilities.

Second, our connected-home hub continues in beta with senior living and independent living partners. It combines our CPaaS platform, predictive cloud services, caretaker app and proprietary AI-powered fall detection into a background system that does not require the user to wear a device in the home. This is important because many in-home falls occurred in bathrooms and showers where wearables are often removed.

Feedback from beta partners have been encouraging, and we are using it to refine features that matter most to facility operators and clinical teams. Together, the watch and hub are designed to operate as a single integrated ecosystem. So a caregiver does not need to manage multiple apps and services to keep their loved ones safe at home and on the go.

As a reminder, our installed product portfolio also includes the Freedom Alert Max, an attractive 2-in-1 device that combines a cell phone and medical alert with integrated medication reminders and proactive activity tracking.

With a single device, customers could stay connected to the family while we deliver on our broader strategy to move from reactive alerting to proactive data-driven care. The Freedom Alert Max’s feature set is designed to drive adoption by giving customers everything they need in one product with a single purchasing decision.

While seniors remain our core market, we have also seen meaningful demand for our Aster Personal Safety platform from a different demographic: college students, young professionals and especially women seeking discrete personal safety solutions.

Aster has expanded the addressable market for the LogicMark platform beyond aging-in-place use cases, reinforcing the breadth of the safety and care economy we are positioned to serve. From college students to seniors aging in place to veterans transitioning to independent living, we are addressing the needs of several generations.

Our team has worked hard to make our product and technology relevant. Today, LogicMark solutions emphasize reliability, simplicity, and caregiver peace of mind — the attributes that distinguish purpose-driven systems from general consumer safety products.

And as we are taking a category that, frankly, has not evolved meaningfully since the 1980s, and bringing it to the 21st century with IoT, AI, and machine learning at its core.

Looking ahead, we are focused on three priorities: scaling distribution across health care, government, and B2B channels, bringing our next-generation products to market on schedule, and protecting profitability through pricing, productivity, and disciplined cost management in a dynamic macro environment. With that, let me hand the call over to Mark to walk you through the financials in more detail. Mark?

Page | 4

Mark Archer: Yes. Thank you, Chia-Lin. And good afternoon, everybody. I will walk through the first quarter 2026 results and close with a few comments on the balance sheet, our liquidity position, and the trajectory from here.

First quarter revenue was $3.2 million, up 24% from $2.6 million in the prior year period, exceeding our expectations. Growth was driven primarily by continued strong demand from the Freedom Alert Mini and the upgraded Guardian Alert 911 Plus.

Gross profit was $2.2 million, an increase of 36% compared with $1.6 million a year ago. Gross margin was 69.6% compared with 63.5% in the first quarter of 2025, an expansion of 610 basis points. These numbers reflect the impact of a price increase implemented in late January, a favorable product mix, and lower shipping and fulfillment costs.

Total operating expenses for the first quarter were $3.7 million, down 7% from $4 million in the prior year period. We remain focused on disciplined cost management as we scale the business.

More specifically, advertising costs decreased by approximately $100,000 or 55%, reflecting a deliberate reduction in business-to-consumer media spend. At the same time, selling and marketing expenses increased by approximately $300,000, driven by additional sales personnel and related costs supporting our health care, government, B2B, and reseller channels.

Overall, these go-to-market expenses increased year-over-year, but the mix shifted towards sales capacity and channel infrastructure, which we believe can support more durable revenue growth over the long haul. Research and development expense declined approximately 21% year-over-year.

We don’t view this as a budget cut, but rather a reflection of where we are in the product development cycle. The platform architecture and core product roadmap have already been built. We are now in a commercialization phase where the highest return investments are in sales channels and consumer-facing systems, not substantially higher R&D spend.

General and administrative expense decreased by approximately $500,000 or 24%, driven by lower stock-based comp, consulting, and legal costs.

Operating loss for the first quarter was $1.5 million, an improvement of 36% from an operating loss of $2.4 million in the prior year period. We’re pleased with this meaningful progress against our overall objective of reaching breakeven profitability.

Net loss for the first quarter was also $1.5 million, an improvement of 34% from a net loss of $2.2 million in the prior year period. Net loss attributable to common stockholders was $1.68 per basic and diluted share compared with $93.50 per basic and diluted share in the prior year period.

Page | 5

Now those prior year figures have been adjusted retroactively to reflect the 1-or-750 reverse stock split that we completed in October of 2025.

We ended the first quarter with sorry, $7.5 million in cash and investments and no long-term debt. The first quarter reflected the planned investments in product development, sales infrastructure, and working capital needed to support our growing top line.

Our liquidity position supports our ability to fund the continued commercial build-out of the platform, the launch of the wearable watch in the third quarter, and the continued progression of the connected-home hub through beta and into commercial development without near-term reliance on dilutive financing.

I also now want to address our OTC listing as we’ve had a number of questions come in about our long-term stock exchange and capital market strategy. Our current focus is on executing against our business plan, improving operating performance, and preserving flexibility while always evaluating the best path to create long-term shareholder value. We will communicate any material developments when appropriate.

In terms of financial performance, looking forward, we expect ongoing expansion of subscription monitoring and digital care features integrated into our AI-enabled care and analytics platform to further strengthen our recurring revenue base over time.

Consistent with the framework we shared on our last call we’re managing operating expense growth conservatively, supported by AI-driven productivity initiatives that have already begun implementing across the company.

So with that, I’d like to open the call up for questions and turn this back to the operator.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) And our first question will come from Marla Marin with Zacks.

Marla Marin: Thank you. So a lot of questions, but I obviously won’t ask everything that’s on my mind.

You’ve had several sequential strong quarters now as you continue to introduce new products, upgrade the existing products portfolio. Mark, you talked about how R&D is not stepping back from investing in the portfolio, but you’re at a different stage now.

Is it right to think that R&D could be kind of lumpy over the next few quarters as you introduce the watch and introduce other products that have been in development, but then again come back for additional upgrades down the road?

Page | 6

Mark Archer: Yes. We’re trying to not have it be lumpy, Marla. We have a very well thought through development schedule. We review it every month. So no, I don’t. The spend is roughly $100,000 a month, and it’s been pretty consistent over time. And I see at least in the near term, it’s staying pretty consistent.

Marla Marin: Okay. That makes sense. Switching gears, I’m wondering if we could get a little bit more color on the watch because I think that, that will be a very interesting product launch.

Is there a specific demographic that you’re thinking of now when you’re thinking about the watch? Or do you think that it extends across a very broad age group and demographic?

Chia-Lin Simmons: So I’ll go ahead and take that, Mark.

Related to the watch, I think that it is really quite candidly, a senior product. This is not something where I necessarily see the watch as something that’s extendable into a younger audience set, and mainly because I think that there are three existing products that work well in that category area.

For example, if you’re wearing a watch, you might wear a Fitbit, right, or you might wear Oura Ring. I mean our product is very focused on delivering first-in-class fall detection, right, geofencing for early memory care and Alzheimer’s patients.

By having that form factor, for example, it makes people aware it and forget it. And so if you’re a wander from a memory care and Alzheimer’s perspective, that’s a perfect sort of product to have on your body versus something that might be lanyard-based, for example.

Features and sort of products there that we’re launching with that flagship product is really tied to more senior-oriented demographics. We have our activity tracker. We have medicine reminder, all of those core features that we’re seeing in our Freedom Alert Max flagship. And so plus sort of additional features that include biometrics data that’s really great for sort of helping us further get ourselves to that predictive care modeling work because we want to be able to utilize that data and services to help us prevent that second fall or hopefully even that first fall. So I don’t see us necessarily doing that.

But again, our customers candidly have always surprised us. Freedom Alert Max had strong interest in people who had kids that’s earlier than 12 years old, and they don’t want to give them an iPhone because there’s geo-fencing, GPS tracking, 24/7 monitor service. And so if you want to give your kids a phone for emergencies, and we do have a lot of concerns in safety cares out there for young kids walking for the first time to school, they’ve repositioned that product for that service, right? And they’re less concerned about the fall detection service that we’re providing there.

Page | 7

And so, I think similarly, as we run into the market, we do have a core demographic in mind that we think really need this product and need a really good product in that particular sector that is, I think, price sensitive for that care.

We’re not talking about $800, $900 iWatch here, right? So -- but do I think that other sectors may pick it up? I think that as we go into the market, we will see whether or not it resonates with the other side of the sandwich for lack of a better word, right, in the sandwich generation.

Marla Marin: So two follow-up questions on that, if I may. Chia-Lin, you said that you’ve been surprised in the past about products being adopted by a group that you hadn’t originally expected or targeted.

How easily could you adapt a product or take the features of a product and put them in a different type of form factor that makes them even more attractive to that new demographic, or a demographic you perhaps had not originally thought about when you first designed the product?

Chia-Lin Simmons: So I think that’s a really good question. So I think that first and foremost, I think the reality, that all of us face is that it’s the one in 3 millennials, more than half the Gen Xers, the sandwich generation caretakers who are purchasing these items for their elderly loved ones.

And so because they are sandwich generation caretakers, when they look at these products, they are typically the ones like thinking like, well this looks great, but could I give this to my 8-year-old two as well as my father for the Freedom Alert Max product. And so in many ways, they’re already seeing without us actually having to change any real features at all like the use of that.

And so if you look at how our products work, fall detection is an additional subscription service. And so if you choose not to turn on fall detection, the product does not require any remodeling and potential sort of reconfiguration for use for someone who is younger, and you could just put in geofencing for 8-year-old child, right? That sort of doesn’t really require a lot of reconfiguration.

When we first launched the Aster product, the idea was that we were looking at very young active seniors who already have ginormous iPhones or Pixel phones, right? And so they just want something that’s convenient and easy to hold in their hands, or they have their products in their pocket, and they’re out walking their neighborhoods, right?

And it turns out that as people are buying that for their elderly active parents, they were seeing the use for their college students going off and walking about that night in the college, right? So -- and we really haven’t done so much configuration change.

But the reality also that our system is modular. And so because we created a cloud-based platform caring platform as a service, our services tend to be modular. They allow us to adapt different sort of services and changes to the platform easily which is why we saw the heavy investment early on in the days of when we were building from an R&D perspective because we created a platform that we made to be flexible for growth and partnerships and all of those things.

Page | 8

Marla Marin: Okay. And then taking that discussion a little bit further, you’ve talked in the past about the licensing opportunity. Are some of the features that we are going to see with the fall detection and others on the watch and other near-term upcoming launches, are those features that you think would easily lend themselves to a licensing model?

Chia-Lin Simmons: Absolutely. So look, we have a very robust patent portfolio that lends itself well to licensing our first-in-class patents in AI, machine learning, and any number sort of fraud detection and other categories to partner with other technology or consumer partnerships.

We actually have built the infrastructure so that we actually can white-label our services and take segments of our product and actually white label it for your products in hardware and services as well.

And we did that deliberately because our core background as technologists is that we’ve worked on things such as connected cars in the past. And so we knew that we had to work with the Porsches and the Hondas and the Subarus of the world. And so we had to make things easy and modular and easy to license in parts.

So we have configured all of our products to be very thoughtful about that. We build on core infrastructure that is easy for other people to integrate. So yes, and we are active in that category area right now to license our technology.

Marla Marin: Okay. Great. And then last question. The original goal that you outlined was to move from a sale of devices of hardware into a recurring revenue model that had the technology as a large part of the overall revenue base. Where do you think the subscription model starts to play into that goal, because I’m thinking that at this point, you’re still in early, early stages.

Chia-Lin Simmons: I mean, we’re definitely seeing a product shift mix. We have in the past been traditionally an unmonitored type of service with no service layer on top of it and no recurring. And so we’re slowly seeing that -- we’re seeing a good shift in terms of our partners and customers purchasing the connected products and services.

And so I think we’re already seeing that shift already. And so nowadays, if you can buy a 911 Plus, we -- to be candid-- are big believers that fall detection and personal safety should be available for everybody. So even our 911 Plus got an upgrade, it’s unmonitored, but it has fall detection as part of that future because, again, fixed income, low income should not force you to be unsafe, right? And we are believers in that.

Page | 9

But if you are using our product in the Mini, you can see advanced sort of features and services. And because we are connected, we’re able to sort of OTA additional products and services on top of that. So it doesn’t become a product with a fixed service, not even a fixed recurring service, but fixed service overall.

So it’s not as if you could just only get fall detection for a Mini, but you can get geofencing. And as we’re looking at rolling out new features, maybe activity tracker, we may be able to sort of roll that service on top of the Mini and allow the users to not have to upgrade the hardware, but actually upgrade and purchase additional services. And that’s really the best scenario to be in, I think, for the consumers as well as for the company.

Operator: And at this time, I am showing no further questions in the queue. I would now like to turn it back to Chia-Lin for closing remarks.

Chia-Lin Simmons: Thank you so much, Michelle.

To summarize, the first quarter provided a clear signal that the strategy we laid out is working. Revenue is growing, gross margin is solid, and operating expenses are declining even as we invest in the right places.

Our product pipeline is on track, with the wearable watch on schedule for the third quarter and our connected-home hub progressing through beta.

Our IP portfolio continues to deepen and our channels are expanding and the demographic tailwinds behind aging in place are strengthening and not weakening.

There’s definitely more work ahead. Improving operational leverage, scaling our monitored and connected care revenue and converting research and development investments into commercial outcomes remains the team’s priorities over 2026.

We are confident in the foundation we have built and in the path forward. Above all, we never lose sight of why this work matters. Behind every device and every subscription is a family trying to keep a parent, a spouse, or a child safe.

Our job is to give them dignity, independence, and peace of mind and to do it with technology that fits naturally into the lives of the people who depend on it.

As we close, I wish to thank our employees for their commitment, our customers and partners for their trust, and our shareholders for your continued support. We look forward to updating you again next quarter.

Operator This concludes today’s conference call. Thank you for participating. And you may now disconnect.

Page | 10